Exhibit 18

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AGREEMENT

This Agreement (the “Agreement”), dated as of May 28, 2008, is by and among certain entities listed on Schedule A hereto (collectively, the “Shamrock Group”, and each individually a “member” of the Shamrock Group) and Coinstar, Inc. (the “Company”).

WHEREAS, the members of the Shamrock Group are the beneficial owners (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of, in the aggregate, 3,712,755 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”);

WHEREAS, on April 4, 2008, a representative of certain members of the Shamrock Group delivered to the Company a “Notice of Director Nominations to be Brought Before the 2008 Annual Meeting of Coinstar, Inc. Stockholders” (the “Nomination Letter”), and on April 25, 2008, members of the Shamrock Group filed a definitive Proxy Statement on Schedule 14A (together with the proxy card and other solicitation materials filed in connection therewith pursuant to the rules promulgated under Section 14(a) of the Exchange Act, the “Shamrock Proxy Statement”) with the Securities and Exchange Commission (the “SEC”); and

WHEREAS, the Company and the Board of Directors of the Company (the “Board”), on the one hand, and the Shamrock Group, on the other hand, wish to enter into certain agreements relating to the composition of the Board, the termination of the pending proxy contest for the election of directors at the Company’s 2008 Annual Meeting of Stockholders (the “2008 Annual Meeting”) and other matters as more fully set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Certain Defined Terms. As used herein, the following terms have the following meanings:

“2008 Annual Meeting” shall have the meaning set forth in the Recitals.

“2009 Annual Meeting” shall have the meaning set forth in Section 3.

“2010 Annual Meeting” shall have the meaning set forth in Section 2(c).

“Additional Director” shall have the meaning set forth in Section 3.

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

“Agreement” shall have the meaning set forth in the Introductory Paragraph.

“Applicable Meetings” shall have the meaning set forth in Section 4(c).

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“Associate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

“Board” shall have the meaning set forth in the Recitals.

“Bylaws” shall have the meaning set forth in Section 2(c).

“Common Stock” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Introductory Paragraph.

“Deadline” shall have the meaning set forth in Section 2(c).

“Director Selection Process” shall have the meaning set forth in Section 3.

“Director Termination Date” shall mean the earliest of: (i) the date on which those directors elected at the 2010 Annual Meeting are duly elected and qualified to the Board in accordance with the Bylaws; (ii) the first date on which any member of the Shamrock Group violates or engages in any of the activities prohibited by Section 4 hereof; (iii) the first date on which the members of the Shamrock Group sell, transfer or otherwise dispose of any or all of the Common Stock such that the Shamrock Group’s aggregate beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) of Common Stock is reduced to 1,856,377 or fewer shares of Common Stock (as adjusted for any dividends of Common Stock, stock splits, stock combinations, reclassifications, recapitalizations or the like); or (iv) the first date on which the Selected Shamrock Director shall no longer be in office as a member of the Board and the Shamrock Group shall not have the right to name a successor to such Selected Shamrock Director (or designate a pool of three candidates) as provided in Section 2(d) hereof.

“Exchange Act” shall have the meaning set forth in the Recitals.

“Nominating and Governance Committee” shall have the meaning set forth in Section 2(a).

“Nomination Letter” shall have the meaning set forth in the Recitals.

“person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

“SEC” shall have the meaning set forth in the Recitals.

“Selected Shamrock Director” shall have the meaning set forth in Section 2(b).

“Shamrock Affiliates” shall have the meaning set forth in Section 4(a).

“Shamrock Expense Notice” shall have the meaning set forth in Section 6.

“Shamrock Group” shall have the meaning set forth in the Introductory Paragraph.

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“Shamrock Nominee” shall have the meaning set forth in Section 2(a).

“Shamrock Proxy Statement” shall have the meaning set forth in the Recitals.

2. Selected Shamrock Director.

(a) On or promptly after the date hereof, one or more members of the Company’s Nominating and Governance Committee (the “Nominating and Governance Committee”) will interview Eugene I. Krieger, John M. Panettiere and Arik Ahitov (each, a “Shamrock Nominee”). Following such interviews, the Nominating and Governance Committee will evaluate the overall qualifications, background and experience of each Shamrock Nominee and recommend one of them for appointment to the Board.

(b) Promptly after receiving the recommendation of the Nominating and Governance Committee, the Board will evaluate the Shamrock Nominees and, taking into consideration the recommendation of the Nominating and Governance Committee, select one Shamrock Nominee for appointment to the Board (the “Selected Shamrock Director”).

(c) No later than 5:00 pm Pacific Time on May 29, 2008 (the “Deadline”), the Board shall, pursuant to the powers granted to it under the Amended and Restated Bylaws of the Company (the “Bylaws”), increase the size of the Board by one (with such newly created directorship to be a member of the class of directors whose terms expire at the Company’s 2010 Annual Meeting of Stockholders (the “2010 Annual Meeting”)) and appoint the Selected Shamrock Director to fill the new directorship so created on the Board, to serve in such capacity from such date of appointment through the Director Termination Date. If the Shamrock Selected Director is not appointed to the Board by the Deadline, then the Shamrock Group shall be entitled to specific performance of the Company’s obligations hereunder, in addition to any other rights or remedies available to the Shamrock Group or any member thereof at law or in equity.

(d) In the event of the death or incapacity of the Selected Shamrock Director prior to the 2010 Annual Meeting, the Shamrock Group shall be entitled to designate a person to replace the Selected Shamrock Director to serve on the Board by delivery of a written notice to the Company within thirty (30) days after the Selected Shamrock Director dies or becomes incapacitated. Such person’s credentials shall be promptly reviewed by and he or she shall be promptly interviewed by the Nominating and Governance Committee and, subject to such Committee’s and the Board’s approval, such person shall be promptly appointed to the Board to serve until the Director Termination Date; provided, such approval of the Nominating and Governance Committee and of the Board shall not be unreasonably conditioned, withheld or delayed. In the event that either the Nominating and Governance Committee or the Board shall in good faith reasonably withhold approval of a person so designated by the Shamrock Group to replace the Selected Shamrock Director, the Shamrock Group shall have the right to designate additional persons for appointment as the Selected Shamrock Director in accordance with the provisions of this Section 2(d) until one of the Shamrock Group’s designees is approved and appointed to serve as the replacement Selected Shamrock Director. In addition, in the event that prior to the 2010 Annual Meeting any Selected Shamrock Director is no longer willing to serve in such capacity, the Shamrock Group shall have the right to designate a pool of three

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individuals from which the Nominating and Governance Committee and the Board shall select a replacement for the Selected Shamrock Director who is no longer willing to so serve. The credentials of each of the three persons designated by the Shamrock Group shall be promptly reviewed, and each shall be promptly interviewed, by the Nominating and Governance Committee. The person selected as the replacement Selected Shamrock Director by the Nominating and Governance Committee and the Board from the three individuals designated by the Shamrock Group shall be appointed to the Board as promptly as reasonably practicable (and in no event later than thirty (30) days after the date the Shamrock Group designates its three proposed replacements), to serve until the Director Termination Date. Any person appointed to the Board pursuant to this Section 2(d) shall thereafter be the “Selected Shamrock Director” for all purposes of this Agreement. For the avoidance of doubt, except as set forth in this Section 2(d), the Shamrock Group shall not be entitled to remove or otherwise replace the Selected Shamrock Director.

(e) While serving on the Board and any committee thereof, the Selected Shamrock Director shall be entitled to all the rights and privileges of the other directors and committee members, including, without limitation, access to the Company’s outside advisors; provided, that the Selected Shamrock Director shall not be entitled to participate in or observe, and shall upon the good faith request of the Board or any such committee recuse himself from, any meeting or portion thereof at which the Board or any such committee is evaluating and/or taking action with respect to (x) the exercise of any of the Company’s rights or enforcement of any of the obligations of any member of the Shamrock Group under this Agreement, or (y) any transaction proposed by, or with, or affecting any member of the Shamrock Group in a manner materially different than the effect on other stockholders. The Board or any such committee shall be entitled to take such actions as it shall in good faith deem reasonably necessary or appropriate to carry out the provisions of the preceding sentence.

(f) The Selected Shamrock Director shall be entitled to receive the identical compensation and benefits being paid to the other non-employee directors of the Company. It shall be a precondition to the right of the Selected Shamrock Director to attend any meeting of the Board or committee thereof that such individual shall have entered into any non-disclosure or confidentiality agreement entered into by the other members of the Board and shall have agreed, in the same manner as each other member of the Board, to abide by the written policies of the Board and the committees thereof (including, without limitation, the Code of Conduct and the Code of Ethics) and the written policies of the Company applicable to members of the Board (including, without limitation, the Company’s insider trading policy).

(g) The Shamrock Group shall not be entitled to have the Selected Shamrock Director serve on the Board from and after the Director Termination Date, nor shall the Company have any obligation to nominate the Selected Shamrock Director for re-election to the Board after the Director Termination Date.

(h) If the Director Termination Date arises as a result of clause (ii) or clause (iii) of the definition thereof, the Shamrock Group shall use good faith efforts to cause the Selected Shamrock Director to promptly resign from the Board, and the Company shall promptly thereafter commence a director selection process in accordance with the procedures

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set forth on Schedule B hereto to select a replacement for the Selected Shamrock Director who, upon appointment to the Board, shall serve until the Director Termination Date.

(i) If the Company destaggers the Board at any time prior to the Director Termination Date, the Company shall include the Selected Shamrock Director in its slate of nominees at every meeting of stockholders at which directors are elected prior to the Director Termination Date.

3. Additional Board Seat. In addition to the appointment of the Selected Shamrock Director contemplated by Section 2, the Board shall commence, prior to the end of 2008, a director selection process (the “Director Selection Process”) in accordance with the procedures set forth on Schedule B hereto, and in connection therewith shall increase the size of the Board by one (with such newly created directorship to be a member of the class of directors whose terms expire at the Company’s 2009 Annual Meeting of Stockholders (the “2009 Annual Meeting”)) and appoint the director selected by the Board pursuant to the Director Selection Process (the “Additional Director”) to fill the new directorship so created on the Board no later than March 1, 2009. The Board shall nominate and support the Additional Director for re-election to the Board at the 2009 Annual Meeting as a director whose term shall expire at the Company’s 2012 Annual Meeting of Stockholders (or if the Company destaggers the Board at any time prior to the 2012 Annual Meeting, the Company shall include the Additional Director in its slate of nominees at every meeting of stockholders at which directors are elected prior to the 2012 Annual Meeting).

4. Proxy Contest and Other Matters.

(a) Each member of the Shamrock Group agrees that the members of the Shamrock Group shall, and shall cause their Affiliates and Associates (such Affiliates and Associates, collectively and individually, the “Shamrock Affiliates”) to (i) immediately cease all efforts, direct or indirect, to elect the Shamrock Nominees at the 2008 Annual Meeting and (ii) not vote, deliver or otherwise use any proxies obtained in connection with such solicitation for use at the 2008 Annual Meeting.

(b) Each member of the Shamrock Group agrees that, until the conclusion of the 2010 Annual Meeting, no member of the Shamrock Group shall (and the members of the Shamrock Group shall cause the Shamrock Affiliates not to), except as otherwise set forth on Schedule B hereto:

(i) solicit proxies or written consents of stockholders or conduct any other type of referendum (binding or non-binding) with respect to, or make or in any way participate in any solicitation of any proxy, consent or other authority to vote any shares of Common Stock with respect to, or otherwise become a participant in any contested solicitation with respect to, any matter involving the Company, including, without limitation, the removal or the election of directors;

(ii) form or join in a partnership, limited partnership, syndicate or other group (as defined under Section 13(d) of the Exchange Act) with respect to the

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Common Stock, in support of any effort by a third party with respect to the matters described in subparagraph (i), (iv) and (v) of this Section 4(b);

(iii) deposit any shares of Common Stock in a voting trust or subject any shares of Common Stock to any voting agreement, in each case other than solely with other members of the Shamrock Group or other Shamrock Affiliates with respect to the shares of Common Stock now or hereafter owned by them, or pursuant to this Agreement;

(iv) submit any proposal (including nominations of director candidates, except as provided herein) for consideration at any annual or special meeting of the stockholders of the Company (including pursuant to Rule 14a-8 promulgated under the Exchange Act); provided, that the foregoing shall not prevent the Selected Shamrock Director or members of the Shamrock Group or other Shamrock Affiliates from submitting such matters directly to the Board for its consideration;

(v) support or participate in any “withhold the vote” or similar campaign with respect to the Company or the Board, or support any other nominees for the Board other than the Selected Shamrock Director or other directors nominated by the Board; provided, that if the Selected Shamrock Director is not nominated by the Board for election at the 2010 Annual Meeting, the Shamrock Group and any applicable Shamrock Affiliates shall not be obligated to vote their shares for the directors nominated by the Board, so long as the Shamrock Group otherwise complies with subparagraphs (i), (ii), (iii) and this subparagraph (v) of this Section 4(b); or

(vi) make, or cause to be made, any statement or announcement that constitutes an ad hominem attack on the Company, its officers or its directors: (A) in any document or report filed with or furnished to the SEC or any other governmental or regulatory authority, (B) in any press release or other public communication, or (C) to any journalist or member of the media (including, without limitation, in a television, radio, newspaper or magazine interview); provided, that the Company acknowledges that members of the Shamrock Group or Shamrock Affiliates have had communications and may in the future communicate with the Company, management, the Board and the stockholders and such communications shall not in and of themselves be deemed a violation of this clause so long as such communication does not reasonably constitute an ad hominem attack on the Company, its officers or its directors.

(c) Each member of the Shamrock Group shall cause all shares of Common Stock held of record or beneficially owned (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, by it or by any Shamrock Affiliate, as of the record date for the 2008 Annual Meeting, the 2009 Annual Meeting and, provided the Selected Shamrock Director is included in the Company’s slate of director nominees for the 2010 Annual Meeting, as of the record date for the 2010 Annual Meeting (the “Applicable Meetings”), to be present for quorum purposes and to be voted, at each Applicable Meeting or at any adjournments or postponements thereof, in favor of the slate of directors nominated by the Board (including the Selected Shamrock Director) for election at each Applicable Meeting.

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(d) Upon the appointment of the Selected Shamrock Director to the Board, the members of the Shamrock Group shall be deemed to have withdrawn the Nomination Letter, the Shamrock Proxy Statement and the letter dated April 14, 2008 to the Company requesting inspection of certain records and documents of the Company.

(e) Until the conclusion of the 2010 Annual Meeting, none of the Company nor any of its officers or directors shall make, or cause to be made, any statement or announcement that constitutes an ad hominem attack on any current or former Selected Shamrock Director, any member of the Shamrock Group, any Shamrock Affiliate, or their respective principals, officers or directors: (A) in any document or report filed with or furnished to the SEC or any other governmental or regulatory authority, (B) in any press release or other public communication, or (C) to any journalist or member of the media (including, without limitation, in a television, radio, newspaper or magazine interview).

5. Public Announcement and SEC Filing. The Company and the Shamrock Group shall announce this Agreement and the material terms hereof by means of a joint press release in the form attached as Schedule C hereto as soon as practicable on the date hereof. The Shamrock Group shall promptly file an amendment to the Schedule 13D regarding the Common Stock filed with the SEC on May 30, 2006, and as amended to date, reporting the entry into this Agreement and amending any applicable items under Schedule 13D.

6. Reimbursement of Expenses. The Company shall reimburse the Shamrock Group in an aggregate amount not to exceed $350,000 for its reasonable out-of-pocket expenses incurred through the date the Selected Shamrock Director is appointed to the Board in connection with (i) the preparation of the Shamrock Proxy Statement and solicitation of proxies thereunder and (ii) the negotiation and preparation of this Agreement, including, without limitation, legal and accounting fees and the fees of the proxy solicitor retained by the Shamrock Group, within thirty (30) days after the receipt by the Company of a written notice from the Shamrock Group (the “Shamrock Expense Notice”) itemizing such expenses in reasonable detail together with appropriate documentation therefor. The Shamrock Group shall collectively send one Shamrock Expense Notice to the Company, and shall only receive reimbursement for the documented reasonable expenses set forth in such single Shamrock Expense Notice.

7. Representations and Warranties of the Company. The Company hereby represents and warrants that this Agreement and the performance by the Company of its obligations hereunder (i) has been duly authorized, executed and delivered by it, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), (ii) does not require the approval of the stockholders of the Company and (iii) does not and will not violate any law, any order of any court or other agency of government, the Certificate of Incorporation of the Company or the Bylaws or any provision of any material agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such material agreement or other instrument.

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8. Representations and Warranties of the Shamrock Group. Each member of the Shamrock Group hereby represents and warrants, severally and not jointly, that:

(a) this Agreement and the performance by such member of its obligations hereunder (i) has been duly authorized, executed and delivered by such member, and is a valid and binding obligation of such member, enforceable against such member in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), (ii) does not require approval by any owners or holders of any equity interest in such member (except as has already been obtained) and (iii) does not and will not violate any law, any order of any court or other agency of government, the organizational documents of such member or any provision of any material agreement or other instrument to which such member or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such material agreement or other instrument; and

(b) except for the shares of Common Stock listed on Schedule A hereto, the members of the Shamrock Group do not beneficially own (as defined in Rule 13d-3 promulgated under the Exchange Act) any shares of Common Stock.

9. Miscellaneous. The parties hereto acknowledge and agree that irreparable harm would occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and, accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent or to cure breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery or other state courts of the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not commence any action or assert any claim against any other party to this Agreement relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other state courts of the State of Delaware, (d) irrevocably waives the right to trial by jury, (e) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms of this Agreement by way of equitable relief and (f) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such party as provided in Section 11. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE THAT WOULD CAUSE THE LAWS OF ANOTHER JURISDICTION TO APPLY.

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10. Entire Agreement; Amendments; Waiver. This Agreement (and the Schedules hereto, which are incorporated herein) contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by each of the parties hereto. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

11. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy, when such telecopy is transmitted to the telecopy number set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:	Coinstar, Inc. 1800 114th Avenue SE Bellevue, Washington 98004 Attention: Don Rench, Esq. Facsimile: (425) 943-8090

with copies (which shall not constitute notice) to:	Latham & Watkins, LLP 885 Third Avenue New York, New York 10024 Attention: Charles M. Nathan, Esq. Facsimile. (212) 751-4864

and

Perkins Coie LLP 1201 Third Avenue, Suite 4800 Seattle, Washington 98101 Attention: Andrew Bor, Esq. Facsimile. (206) 359-9577

if to the Shamrock Group:	Shamrock Activist Value Fund, L.P. 4444 Lakeside Drive Burbank, California 91505 Attention: Greg S. Martin Facsimile. (818) 845-4675

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with a copy (which shall
not constitute notice) to:	Bingham McCutchen LLP 355 South Grand Avenue Los Angeles, California 90071-3106 Attention: David K. Robbins, Esq. Facsimile. (213) 830-8660

12. Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

13. Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

14. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other person.

15. No Assignment; Binding Effect. Neither this Agreement, nor any right, interest or obligation hereunder, may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns and legal representatives.

16. Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

17. Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

COINSTAR, INC.

By:	/s/ David W. Cole
	Name:	David W. Cole
	Title:	Chief Executive Officer

SHAMROCK ACTIVIST VALUE FUND, L.P.

By: Shamrock Activist Value Fund GP, L.L.C., its general partner

By: Shamrock Partners Activist Value Fund, L.L.C., its managing member

		By:	/s/ Michael J. McConnell
			Name:	Michael J. McConnell
			Title:	Vice President

SHAMROCK ACTIVIST VALUE FUND II, L.P.

By: Shamrock Activist Value Fund GP, L.L.C., its general partner

By: Shamrock Partners Activist Value Fund, L.L.C., its managing member

	By:	/s/ Michael J. McConnell
		Name:	Michael J. McConnell
		Title:	Vice President

[Signature Page to Settlement Agreement]

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SHAMROCK ACTIVIST VALUE FUND III, L.P.

By: Shamrock Activist Value Fund GP, L.L.C., its general partner

By: Shamrock Partners Activist Value Fund, L.L.C., its managing member

By:	/s/ Michael J. McConnell
	Name:	Michael J. McConnell
	Title:	Vice President

SHAMROCK ACTIVIST VALUE FUND GP, L.L.C.

By: Shamrock Partners Activist Value Fund, L.L.C., its managing member

By:	/s/ Michael J. McConnell
	Name:	Michael J. McConnell
	Title:	Vice President

SHAMROCK PARTNERS ACTIVIST VALUE FUND, L.L.C.

By:	/s/ Michael J. McConnell
	Name:	Michael J. McConnell
	Title:	Vice President

[Signature Page to Settlement Agreement]

SCHEDULE A

NAME	NUMBER OF SHARES OF COMMON STOCK BENEFICIALLY OWNED
Shamrock Activist Value Fund, L.P.	2,521,213
Shamrock Activist Value Fund II, L.P.	1,041,863
Shamrock Activist Value Fund III, L.P.	149,679
Shamrock Activist Value Fund GP, L.L.C.*	3,712,755
Shamrock Partners Activist Value Fund, L.L.C.*	3,712,755

*	The indicated members of the Shamrock Group may be deemed to beneficially own the shares of Common Stock indicated above by virtue of their control of the other members of the Shamrock Group.

Schedule A-1

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SCHEDULE B

INDEPENDENT DIRECTOR SELECTION PROCESS

In connection with Section 3 of the Agreement (and if required by Section 2(h) of the Agreement), the Company will commence a process to add an independent director to the Board from a group of candidates submitted for nomination exclusively by major stockholders of the Company.

•

The Company will solicit its major stockholders for submissions of, and input regarding, candidates to be considered for nomination as a new independent director on the Board. Such person must satisfy the applicable independence requirements of the SEC and each national securities exchange on which the Company’s common stock is listed.

•

The Shamrock Group will be included in the process and invited to submit candidates for nomination and otherwise participate in the search and selection process on an equal footing with the Company’s other major stockholders.

•	The Nominating and Governance Committee, which is comprised solely of independent directors, will review the resumes and qualifications of all candidates submitted for nomination.

•

The Nominating and Governance Committee will consider, among other things, the director candidates’ overall qualifications and background, as well as any specialized experience serving as an independent director of a public company or having executive or board positions in the chain retail store environment, other significant areas of the Company’s customer base, electronic money transfer, or other businesses that are part of, or complementary with, the Company’s 4th Wall™ businesses.

•

A candidate’s affiliation with a large shareholder will not be a negative consideration in the evaluation by the Nominating and Governance Committee, although may be considered regarding meeting applicable independence requirements.

•	The Nominating and Governance Committee will select one person from the pool of candidates who will be presented to the Board for consideration for appointment as a new independent director.

•

The Board will evaluate the person selected for appointment and, taking into consideration the recommendation of the Nominating and Governance Committee, either appoint the person to the Board or direct the Nominating and Governance Committee to identify another candidate from the same pool submitted by the major stockholders for appointment in accordance with this Schedule B.

Schedule B-1

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SCHEDULE C

FORM OF JOINT PRESS RELEASE

Contacts:

Coinstar, Inc.

Investors

Brian Turner, Chief Financial Officer

425-943-8000

Media

Marci Maule, Director Public Relations

425-943-8277

Tom Ryan

ICR, Inc.

203-682-8200

Matthew Sherman / Barrett Golden

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Shamrock Activist Value Fund: Media Clifford A. Miller 818-973-4297

FOR IMMEDIATE RELEASE

COINSTAR AND SHAMROCK ACTIVIST VALUE FUND

REACH AGREEMENT TO RESOLVE PROXY CONTEST

AT 2008 ANNUAL MEETING OF STOCKHOLDERS

BELLEVUE, Wash.– May 28, 2008 – Coinstar, Inc. (NASDAQ: CSTR) and The Shamrock Activist Value Fund (“SAVF” or “Shamrock”), which currently owns approximately 13.3% of Coinstar’s outstanding shares, today announced that they have reached an agreement that will resolve the proxy contest related to the Company’s 2008 Annual Meeting of Stockholders.

Under the terms of the agreement, the Company’s Board of Directors today appointed Arik Ahitov, one of the three director candidates previously nominated by SAVF for election to Coinstar’s Board, as a Coinstar director in the class of directors whose term expires in 2010. SAVF, in turn, will terminate its proxy contest and will not nominate any candidates for election as directors at the Coinstar 2008 Annual Meeting on June 3, 2008. With the addition of the SAVF Board designee, Coinstar’s Board will be expanded to eight directors.

In addition, Coinstar has agreed to proceed with its previously announced plan to add an additional independent director to its Board by March 1, 2009. The new director will be selected from a group of candidates submitted for nomination by Coinstar’s major stockholders, including SAVF. The Board’s Nominating and Governance Committee will consider, among other things, the director candidates’ overall qualifications and background, as well as any specialized experience serving as an independent director of a public company or having executive or board positions in the chain retail store environment, other significant areas of Coinstar’s customer base, electronic money transfer, or other businesses that are part of, or complementary with, Coinstar’s 4th Wall™ businesses. The new director, who will be appointed to the class of directors whose term expires in 2009, will be included on the Board’s slate of nominees for election for a new three-year term at the 2009 Annual Meeting. With the addition of the second new director, Coinstar’s Board will be expanded to nine directors.

In connection with the appointment of the two new directors to Coinstar’s Board, SAVF has agreed to not solicit proxies in connection with the 2008 Annual Meeting, and to vote its shares in support of all of the Board’s director nominees to be presented at the 2008 Annual Meeting. Additionally, SAVF has agreed to abide by certain standstill provisions, including, among other things, not soliciting proxies for or otherwise participating in any contested election relating to Coinstar directors or submitting any proposal at Coinstar stockholder meetings through the completion of the 2010 Annual Meeting of Stockholders, with certain exceptions specified in the agreement.

Keith D. Grinstein, Coinstar’s Chairman of the Board, said, “We are pleased to have reached this agreement with Shamrock, our largest investor, which we believe is in the best interests of the Company and all Coinstar stockholders. During the past few months, we have met with a large number of our major stockholders, and we value their insights regarding the future of our Company. We believe our stockholders support the addition of new independent directors to our Board. Our Board is committed to enhancing value for all Coinstar stockholders and we look forward to working with our new directors to continue executing our successful 4th Wall strategy.”

“As Coinstar’s largest stockholder, we are pleased to have reached an amicable resolution which we believe is in the best interest of all Coinstar stockholders,” Michael McConnell of the Shamrock Activist Value Fund stated. “The addition of two new independent directors, including Arik Ahitov, one of our director candidates, to Coinstar’s Board is a positive, stockholder friendly step that, we believe, will bring additional perspectives and skills beneficial to the Company and its stockholders. Our Board designee will work diligently and constructively with his fellow board members.”

Mr. McConnell added, “We endorse the Company’s 4th Wall strategy and look forward to working with management as it executes against that strategy to drive improved returns on invested capital and stockholder value.”

Arik Ahitov joined Shamrock Capital Advisors, Inc. in September 2004, where he currently serves as a Vice President, a position he has held since September 2006. Mr. Ahitov has also served as a portfolio manager for the Shamrock Activist Value Fund since September 2004 and is a CFA Level 3 candidate. Prior to obtaining his Masters in Business Administration from the University of California, Los Angeles Anderson School of Management, Mr. Ahitov served as a consultant for Mitchell Madison Group, a management consulting firm, a business strategy analyst for FreeDecision, a technology start-up company, and as an investment banker at both Salomon Smith Barney, a financial advisory services firm, and Royal Management, an investment services firm. Mr. Ahitov graduated from Northwestern University with a Bachelor of Arts degree.

Additional information relating to the agreement with SAVF will be contained in a Form 8-K to be filed by the Company.

About The Shamrock Activist Value Fund

The Shamrock Activist Value fund was formed by Shamrock Holdings, Inc. to make equity investments in small-cap, publicly-traded companies. The Shamrock Activist Value fund combines a deep value focus with a strategy of responsible stockholder activism. The Shamrock Activist Value Fund’s theory of activist investing relies on the ability of engaged stockholders to advocate for corporate changes designed to unlock value for all stakeholders.

Founded in 1978, Shamrock Holdings has been an investor in a wide range of domestic and international private equity transactions, marketable securities and real estate. Shamrock Holding’s foundation as the private investment firm for a distinguished family - the Roy E. Disney family - has helped to build a strong tradition of integrity, service and responsibility to our investors and portfolio companies.

About Coinstar, Inc.

Coinstar, Inc. (NASDAQ: CSTR) is a multi-national company offering a range of 4th Wall™ solutions for the retailers’ front of store consisting of self-service coin counting, money transfer, electronic payment solutions, entertainment services and self-service DVD rental. The Company’s products and services can be found at more than 50,000 retail locations including supermarkets, drug stores, mass merchants, financial institutions, convenience stores and restaurants.

Important Additional Information

On April 30, 2008, Coinstar began mailing to its stockholders a definitive proxy statement with a WHITE Proxy Card and other materials in connection with Coinstar’s 2008 Annual Meeting of Stockholders. STOCKHOLDERS ARE URGED TO READ COINSTAR’S DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The definitive proxy statement and other documents relating to the 2008 Annual Meeting and Coinstar can be obtained free of charge from the SEC’s website at http://www.sec.gov. These documents can also be obtained free of charge from Coinstar at its website, www.coinstar.com, under: About Us – Investor Relations – SEC Filings. The contents of the websites above are not deemed to be incorporated by reference into the definitive proxy statement or other materials. In addition, copies of the definitive proxy statement, WHITE Proxy Card and other materials may be requested by contacting our proxy solicitor, Georgeson Inc. by phone, toll-free, at 1-(888) 605-7543.

Detailed information regarding the names, affiliations and interests of individuals who are participants, including Coinstar directors and certain executive officers and other employees, in the solicitation of proxies of Coinstar’s stockholders is available in Coinstar’s definitive proxy statement.

Safe Harbor for Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “will,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “goals,” “prospects,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this press release include statements regarding Coinstar, Inc.’s anticipated performance and Board actions. Forward-looking statements are not guarantees of future performance and actions, and they may vary materially from those expressed or implied in such statements. Differences may result from actions taken by Coinstar, including its Board, as well as from risks and uncertainties beyond Coinstar’s control. Such risks and uncertainties include, but are not limited to, actions taken by Coinstar’s stockholders, the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers, payment of increased service fees to retailers, fewer than expected installations, the ability to attract new retailers, penetrate new markets and distribution channels, cross-sell our products and services and react to changing consumer demands, the ability to achieve the strategic and financial objectives for our entry into or expansion of new businesses, the ability to adequately protect our intellectual property, and the application of substantial federal, state, local and foreign laws and regulations specific to our business. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form
10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Coinstar’s expectations as of the date of this press release. Coinstar undertakes no obligation to update the information provided herein.

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